Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
FIRST QUARTER RESULTS FOR 2021

ATLANTA, Georgia, May 11, 2021 - Atlantic American Corporation (Nasdaq- AAME) today reported net loss of $0.4 million, or $0.03 per common share, in the first quarter of 2021 compared to net loss of $8.1 million, or $0.40 per common share, in the first quarter of 2020.  The decrease in net loss was primarily the result of unrealized gains on equity securities of $0.7 million in the current quarter as compared to unrealized losses on equity securities of $8.5 million in the prior year quarter.  Although price levels have generally recovered, the Company’s investment portfolio was significantly impacted during the first quarter of 2020 by material declines in capital markets as a result of the COVID-19 pandemic.

Premium revenue for the three month period ended March 31, 2021 increased $0.5 million, or 1.2%, to $46.1 million from $45.6 million in the three month period ended March 31, 2020.  The increase in premium revenue was primarily attributable to an increase in the automobile physical damage and automobile liability lines of business in the property and casualty operations. Operating loss (as defined below) decreased $0.6 million to $1.4 million in the three month period ended March 31, 2021 compared to $2.0 million in the three month period ended March 31, 2020.  The decrease in operating loss was primarily due to favorable loss experience in the Company’s life and health operations, resulting from improved rate adequacy coupled with a decrease in the number of incurred claims within the Medicare supplement line of business.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “As the disruption caused by the COVID-19 pandemic begins to fade, the dedication and focus of our employees has not wavered.  Operating results for the quarter improved over prior year along with moderate growth in our premium revenue.  We are also excited to announce that our voluntary employee benefits division, BankersWorksite has rebranded and will now operate under the trade name of Atlantic American Employee Benefits.  Additionally, we are extremely proud to report AM Best recently announced they have affirmed the credit ratings of Atlantic American Corporation and its subsidiaries.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense, which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended March 31,
(Unaudited; In thousands, except per share data)	2021	2020
Insurance premiums
Life and health	$29,475	$30,628
Property and casualty	16,615	14,922
Insurance premiums, net	46,090	45,550

Net investment income	2,113	2,039
Realized investment gains, net	121	249
Unrealized gains (losses) on equity securities, net	744	(8,455)
Other income	7	27

Total revenue	49,075	39,410

Insurance benefits and losses incurred
Life and health	21,523	24,049
Property and casualty	11,749	9,534
Commissions and underwriting expenses	12,564	12,626
Interest expense	346	476
Other expense	3,440	2,952

Total benefits and expenses	49,622	49,637

Loss before income taxes	(547)	(10,227)
Income tax benefit	(116)	(2,140)

Net loss	$(431)	$(8,087)

Loss per common share (basic & diluted)	$(0.03)	$(0.40)

Reconciliation of Non-GAAP Financial Measure

Net loss	$(431)	$(8,087)
Income tax benefit	(116)	(2,140)
Realized investment gains, net	(121)	(249)
Unrealized (gains) losses on equity securities, net	(744)	8,455

Non-GAAP Operating loss	$(1,412)	$(2,021)

Selected Balance Sheet Data	March 31, 2021	December 31, 2020

Total cash and investments	$291,569	$298,630
Insurance subsidiaries	286,268	292,478
Parent and other	5,301	6,152
Total assets	383,127	405,187
Insurance reserves and policyholder funds	191,983	198,676
Debt	33,738	33,738
Total shareholders' equity	133,235	145,060
Book value per common share	6.26	6.84
Statutory capital and surplus
Life and health	42,119	42,326
Property and casualty	49,347	50,194